Press Release	Source: Information Systems Associates, Inc.

Information Systems Associates’ Issues an Update to Shareholders Discussing Recent Events, Accomplishments and Goals for 2012
Tuesday, July 17, 8:00 am ET

Information Systems Associates’ Announces the Hiring of a New President and Chief Financial Officer

STUART, FL--(GLOBE WIRE)—July 17, 2012 – Information Systems Associates, Inc. (OTCQB:IOSA - News) today issues an update to shareholders discussing recent events, accomplishments and goals for 2012. Effective July 1, 2012 the Company has hired Mr. Adrian Goldfarb, as its President and Chief Financial Officer. In connection with Mr. Goldfarb’s appointment, Joseph Coschera resigned as Chief Financial Officer, but will remain Chief Executive Officer.

Joseph Coschera said, “We are delighted to have Mr. Goldfarb join the executive management team of Information System Associates (ISA). He has been a very active board member since May of 2010 and brings a wealth of corporate finance, data center and software marketing experience to the Company. His skill sets are a perfect match for ISA as we continue on our path to become a leading Company addressing the software needs of companies with large data centers.”

Adrian Goldfarb said, “ISA has established an excellent reputation with major national and international clients for its Data Center Asset Management products and services. I look forward to working with the ISA team and helping to grow the company significantly over the course of the next 12 – 24 months”

During the first quarter of 2012 Information Systems Associates completed the following:

  Preparation for major professional services engagement for a Fortune 500 pharmaceutical company; and
  Other consulting work for large healthcare, entertainment and retail companies.

These achievements led to improved financial results in the second quarter of 2012 as planned.

Some of the highlights include:

  ISA expects to report revenue in excess of $150,000 for the second quarter ended June 30, 2012, which would represent approximately an 100% increase over the previous quarter’s revenue;
  Completed a project for Fortune 500 pharmaceutical company; and
  Completed a project for Fortune 500 food and drug chain.

The plans for the Company for the second half of 2012 are as follows:

  Implementation of additional professional services engagements for additional Fortune 500 companies in the pharmaceutical, telecommunication, information technology, and international industrial sectors; and
  Expansion of resources dedicated to building the Company’s core software offerings

About Mr. Goldfarb

On June 26, 2012, Information Systems Associates, Inc. appointed Adrian Goldfarb as President and Chief Financial Officer, effective July 1, 2012. Since February 11, 2008, Mr. Goldfarb has been the Chief Financial Officer of Ecosphere Technologies, Inc. On May 12, 2012, Mr. Goldfarb ceased being a full-time employee of Ecosphere and has since been serving as the Chief Financial Officer on a consulting basis. He agreed to provide part-time consulting services and remain as Chief Financial Officer pending Ecosphere’s search for a replacement. Mr. Goldfarb has more than 30 years’ experience in a number of different technology companies, including IBM and a subsidiary of Fujitsu. At IBM, Mr. Goldfarb was extensively involved in national and international sales to a major oil company’s data centers. Mr. Goldfarb was also Managing Director of WSI Europe, a division of the Weather Channel from 1998 until 2002. From June 2002 to December 2007, Mr. Goldfarb served on the Board of Directors of MOWIS GmbH, a Weather Technology Media company. He also was interim Chief Financial Officer where he led the management team in securing seed capital, government grants and loans and bank guarantees. Mr. Goldfarb has also been a director of GelStat Corporation since April 2008.

About Information Systems Associates

Information Systems Associates, Inc. (OTCQB:IOSA) based in Stuart, FL. is a leading provider of Mobile Data Center Management systems and turnkey data center management solutions.  The suite of products and services include data center asset/inventory management, data center management software and data center data collection.  Utilizing a proprietary and patented technology, OSPI (On Site Physical Inventory), customers manage data centers on a mobile basis, bringing data center management out of the office and into the data center. Information Systems Associates holds the trademarks for On Site Physical Inventory, OSPI and Mobile Data Center Management.

For more information visit our website http://www.isa-inc.net

Safe Harbor Statement

This press release contains forward-looking statements including the Company’s growth, expected revenues for the second quarter and plans for the second half of 2012. Forward-looking statements can also be identified by words such as “targets,” “expects,” “believes,” “anticipates,” “intends,” “may,” “will,” “plan,” “continue,” “forecast,” “remains,” “would,” “should,” and similar expressions. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance and results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include adjustments made by our auditors during their quarterly review, lack of sufficient capital to expand our offerings, unexpected issues with our software offerings including bugs which cause a delay in the release of our offerings and other factors which may cause a delay in completing professional services engagements. Further information on our risk factors is contained in our filings with the SEC, including the Form 10-K for the year ended December 31, 2011. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts:

Individual Investor Relations Contact:

Gerald Kieft

WSR Communications

772-219-7525

http://wsrcommunications.ir.stockpr.com/isa-inc/

http://www.WSRcommunications.com

Source: Information Systems Associates, Inc.